EXHIBIT 99.1

ANSYS Completes Acquisition of CFX

Wednesday, February 26

SOUTHPOINTE, Pa., Feb. 26 – ANSYS, Inc. (Nasdaq: ANSS), a global leader in computer-aided engineering analysis and optimization software, today announced the completion of its acquisition of CFX from AEA Technology PLC (LSE: AAT) for approximately $21 million in cash.

CFX brings to ANSYS state-of-the-art CFD technology with modern software architecture that is easy to use, fast and accurate and that is currently employed by more than 4,000 active users worldwide. In addition, CFX’s global sales, support and consulting offices extend ANSYS’ and CFX’s reach to enterprises worldwide.

Current Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

As discussed in ANSYS’ February 4, 2003 news release, ANSYS expects that this transaction will be accretive to adjusted earnings in fiscal year 2003, excluding the impact of purchase accounting adjustments relative to the recognition of deferred lease revenue and the amortization of purchased intangibles.

The Company intends to provide updated guidance relative to the impact of the acquisition on expected first quarter and full fiscal year 2003 results before the end of the first quarter.

Some matters discussed in this news release constitute forward-looking statements under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual future events and financial results of the Company could differ significantly from these statements. These include statements with respect to realizing accretion to earnings from this acquisition and extending ANSYS’ and CFX’s reach to enterprises worldwide. All forward-looking statements are subject to various risks and uncertainties such as our ability to successfully retain current CFX employees, the ability of the acquired business to achieve the anticipated level of profitability in 2003, our ability to integrate CFX into our business without incurring unanticipated costs or high levels of management distraction, the emergence of competitive products and unforeseen technical issues, our ability to protect our proprietary technology and maintain our technological lead over competitors, and other risks and uncertainties that are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.’s 2002 Annual Report and Form 10-K and most recent Quarterly Report on Form 10-Q.

About ANSYS, Inc.: ANSYS Inc., founded in 1970 as Swanson Analysis Systems Inc., develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. Headquartered in Canonsburg, Pennsylvania U.S.A. with more than 18 strategic sales locations throughout the world, ANSYS Inc. employs more than 450 people and distributes its ANSYS®, DesignSpace®, AI*NASTRAN(TM), and ICEM CFD suite of products through a network of channel partners in 37 countries. http://www.ansys.com

About CFX: CFX is a leading supplier of computational fluid dynamics (CFD) software and services to the chemical, manufacturing and power generation industries. With sales, support and consulting offices around the world, the company’s mission is to improve customers’ efficiency and profitability by delivering outstanding CFD solutions and support.

Note: ANSYS, AI*NASTRAN, and DesignSpace are Trademarks or registered Trademarks of subsidiaries of ANSYS Inc. located in the United States or other countries.